Prospectus Supplement No. 7 (to prospectus dated June 16, 2011)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-173250

Realogy Corporation

Up to $1,143,706,000 11.00% Series A Convertible Senior Subordinated Notes due 2018

Up to $291,424,196 11.00% Series B Convertible Senior Subordinated Notes due 2018

Up to $675,111,000 11.00% Series C Convertible Senior Subordinated Notes due 2018

and

Domus Holdings Corp.

Class A Common Stock Issuable upon Conversion of the Notes

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated June 16, 2011, as supplemented by the prospectus supplements dated August 3, 2011, August 8, 2011, October 5, 2011, November 1, 2011, November 30, 2011 and December 14, 2011, covering resales by selling securityholders of Realogy Corporation’s (i) 11.00% Series A Convertible Senior Subordinated Notes due 2018, (ii) 11.00% Series B Convertible Senior Subordinated Notes due 2018 and (iii) 11.00% Series C Convertible Senior Subordinated Notes due 2018 (collectively, the “notes”) and the Class A Common Stock of Domus Holdings Corp., par value $0.01 per share (“Class A Common Stock”), issuable upon conversion of the notes, with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on December 16, 2011.

This prospectus supplement updates and supplements the information in the prospectus and is not complete without, and may not be delivered or utilized except in combination with, the prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the prospectus and if there is any inconsistency between the information in the prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in the notes and the Class A Common Stock issuable upon conversion of the notes involves risks. See “Risk Factors” beginning on page 21 of the prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 16, 2011.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 16, 2011 (December 16, 2011)

Realogy Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	333-173250, 333-173254 and 333-148153	20-4381990
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Domus Holdings Corp.

(Exact Name of Registrant as Specified in its Charter)

Delaware	333-173250	20-8050955
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Campus Drive Parsippany, NJ	07054
(Address of Principal Executive Offices)	(Zip Code)

(973) 407-2000

(Registrant’s telephone number, including area code)

None

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

As previously disclosed, on December 14, 2011, Realogy Corporation (“Realogy”) and its subsidiaries entered into agreements to amend and extend the existing Apple Ridge Funding LLC securitization program utilized by Realogy’s relocation services operating unit, Cartus Corporation (“Cartus”). The transaction closed on December 16, 2011 with the issuance of a new series of secured variable funding notes (the “Series 2011-1 Notes”) issued by Realogy’s wholly owned subsidiary, Apple Ridge Funding LLC (“Apple Ridge”) to various commercial paper conduits and one financial institution. At the closing, Apple Ridge borrowed $296 million in aggregate principal amount of Series 2011-1 Notes, the proceeds of which together with $3 million of cash on hand at Apple Ridge were used to redeem the notes issued in 2007 under the facility. Under the amended facility, the term has been extended until December 11, 2013. The Series 2011-1 Notes bear interest based on variable commercial paper rates plus a spread or at the one-month LIBOR rate plus a spread, and have a maximum borrowing capacity of $400 million, based on the amount of the eligible assets being financed at any given point in time.

The Series 2011-1 Notes were authorized pursuant to the Series 2011-1 Indenture Supplement, dated as of December 16, 2011, between Apple Ridge, as issuer, and U.S. Bank National Association, (“U.S. Bank”), as indenture trustee, paying agent, authentication agent, transfer agent and registrar, which modifies the Master Indenture, dated as of April 25, 2000, among Apple Ridge, U.S. Bank, as indenture trustee, and U.S. Bank, as paying agent, authentication agent and transfer agent and registrar.

The indenture trustee and its affiliates have performed and may in the future perform, various commercial banking, investment banking and other financial advisory services for Realogy and its subsidiaries for which they have received, and will receive, customary fees and expenses.

Item 1.02.	Termination of a Material Definitive Agreement.

In connection with the redemption of the notes issued in 2007 under the Apple Ridge securitization facility described in Item 1.01, the following agreements were terminated on December 16, 2011: the Amended and Restated Series 2007-1 Indenture Supplement, dated as of April 10, 2007 and amended and restated as of July 6, 2007, as amended, between Apple Ridge and The Bank of New York Mellon, as indenture trustee, paying agent, authentication agent and transfer agent and registrar, and the Amended and Restated Note Purchase Agreement, dated as of April 10, 2007 and amended and restated as of July 6, 2007, as amended, among Apple Ridge, Cartus, as servicer, Crédit Agricole Corporate and Investment Bank (formerly Calyon New York Branch), as administrative agent and lead arranger, and the persons from time to time party thereto as managing agents, committed purchasers and conduit purchasers.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REALOGY CORPORATION

By:	/s/ Anthony E. Hull
Anthony E. Hull, Executive Vice President, Chief Financial Officer and Treasurer

Date: December 16, 2011

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOMUS HOLDINGS CORP.

By:	/s/ Anthony E. Hull
Anthony E. Hull, Executive Vice President, Chief Financial Officer and Treasurer

Date: December 16, 2011

3